EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

This Purchase And Sale Agreement (this “Agreement”), dated March 24, 2008, is between West Texas Gas, Inc., a Texas, corporation (“Purchaser”), and Reef Ventures, L.P., a Texas limited partnership (“Seller”). (Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.)

RECITALS

           A.           Seller owns all of the issued and outstanding membership interests in Reef International, LLC (“Reef International”) and Reef Marketing, LLC (“Reef Marketing,” and together with Reef International, the “Purchase Entities”) (the “Membership Interests”);

B.           Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Membership Interests.

AGREEMENT

           In consideration of the premises, respective representations, warranties, covenants, agreements and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, contract and agree as follows:

1.           ACQUISITION OF THE MEMBERSHIP INTERESTS

           1.01           Purchase of Membership Interests.  Subject to the terms and conditions set forth herein, on the Closing Date (as defined in Section 2.01), Seller shall sell and Purchaser shall purchase, as of the Closing Date, all of the Membership Interests.  Upon the payment at Closing (as defined in Section 2.01) of the Purchase Price (as hereinafter defined) for the Membership Interests, Seller will no longer have any interest in the Purchase Entities.

1.02          Assets.  The term “Assets” as used in this Agreement means all real property interests, personal property, intangibles, accounts receivable, contract rights and all other property interests owned by the Seller and/or the Purchase Entities, including, but not limited to, those assets and property interests generally described on Exhibit 1.02 (collectively, the “Assets”).

           1.03           Purchase Price. The purchase price for the Membership Interests and the Assets is (i) $2,500,000 to be paid in cash as set forth herein (the “Purchase Price”); and (ii) the execution of a Throughput Payment Agreement between Purchaser and Impact International, L.L.C. in the form of Exhibit 1.03 (the “Throughput Payment Agreement”).
(A)	Adjustments.
The Purchase Price shall be adjusted (without duplication of any amounts) by the net result of the following adjustments:

(i)	upward for the cash retained by the Purchase Entities on the Closing Date;

(ii)
upward for all amounts received by the Purchase Entities from the Closing Date through the earlier of the conclusion of adjustments under Subsection 1.03(C) or 180 days after Closing for accounts receivable and other items attributable to the ownership and operation of the Assets before the Closing Date;

(iii)
upward by an amount equal to the prepaid expenses pertaining to the Membership Interests and the Assets, or any of them, that were actually paid by Seller, before the Closing Date to the extent such expenses are, in accordance with GAAP, attributable to the period after the Closing Date, including, without limitation, (i) prepaid rent, insurance, utilities, lease, license or right of way payments, (ii) prepaid renewal fees, (iii) prepaid ad valorem and property taxes, and (iv) prepaid emission fees;

(iv)
downward by an amount equal to the expenses paid in arrears pertaining to the Membership Interests and the Assets, or any of them, that were actually paid by Purchaser after the Closing Date to the extent such expenses are, in accordance with GAAP, attributable to the period before the Closing Date, including, without limitation, (i) rent, insurance, utilities, lease, license or right of way payments paid in arrears, (ii) renewal fees paid in arrears, (iii) ad valorem and property taxes paid in arrears, and (iv) emission fees paid in arrears; provided that no adjustment shall be made pursuant to this Section 1.03(a)(iv) for any payments of expenses in arrears pertaining to any of the Assets described following numbers 2 (Carrizo Springs Pipeline System), 3 (Peña Creek Gathering System), or 4 (Chittim Gas Plant) of Exhibit 3.01(I);

(v)
downward by an amount equal to all unpaid ad valorem and property taxes, based upon or measured by the ownership of the Assets to the extent such taxes and assessments are, in accordance with GAAP, attributable to the period before the Closing Date; provided, if the amount of any such taxes has not been actually assessed on or before Closing, the amount of such taxes will be computed based upon such taxes and assessments for the preceding calendar year (or the current calendar year if such information is available) or, if such taxes or assessments are assessed on other than a calendar year basis, for the tax-related year last ended;

(vi)
downward by $3,440, which is the amount that Purchaser advanced to Tidelands (as defined in Section 2.02(A)) on behalf of Seller prior to the Closing Date for the purchase by Seller of a parcel of land from Quirk Land & Cattle Company;

(vii)	any other amount agreed upon by Seller and Purchaser.

(B)
Closing Settlement Statement. Seller has prepared and delivered to Purchaser a closing settlement statement reflecting the Seller’s good faith estimates of the upward and downward adjustments to the Purchase Price determined in accordance with this section, itemizing adjustments and the calculation of such adjustments using the best information available (the “Closing Settlement Statement”). The Closing Settlement Statement reflects the precise amount of cash payment estimated by Seller to be made by Purchaser under Section 1.03 at the Closing.

(C)
Adjustment Post Closing. On or before 180 days after Closing, Purchaser and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in Section 1.03(A), shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Seller to Purchaser or from Purchaser to Seller. If Purchaser and Seller are unable to agree as to whether or not any such additional adjustments should be made or the amount of those adjustments by 180 days after Closing, that disagreement will be resolved by submission, as soon as practicable, to a mutually acceptable firm of independent public accountants.  The decision of that firm as to the question or questions in dispute will be final and binding on Seller and Purchaser.  During the period between Closing and the point in time when the post closing adjustment has been agreed to or resolved by the independent public accountant, Purchaser or Seller shall, on a monthly basis, pay over to Seller or Purchaser (as the case may be) any revenue received by it with respect to the Assets which was, under Section 1.03(A), to be received by Seller or Purchaser.

(D)
No Further Adjustments. Following the adjustments under Section 1.03(C), no further adjustments will be made under Section 1.03.  Subject to the provisions of Section 6.01, should any expenses with regard to the Assets be charged to Seller or Purchaser after the earlier of:  (i) the conclusion of such adjustments under Section 1.03(C); or (ii) 180 days after Closing, the same shall be borne by Purchaser, regardless of the periods to which the same relate, and any bills received by Seller will be forwarded to Purchaser.

(E)
Ad Valorem Tax and Emission Fees Calculation. The liability of each of the Purchase Entities for ad valorem taxes and emission fees will be taken into account by the Parties in determining the Purchase Price under Section 1.03(A), in the Closing Settlement Statement, and in any additional adjustments under Section 1.03(C).  After the applicable time period stated in Section 1.03(D), no further adjustments for ad valorem taxes or emission fees will be made to the Purchase Price.

2.           CLOSING

           2.01           Closing Date.  The closing of the purchase and sale of the Membership Interests (the “Closing”), will be held on March 24, 2008 (the “Closing Date”) at the offices of Bullock, Scott, Neisig, Morgan, Leeton & Strauss, P.C., located at 500 West Texas, Suite 700, Midland, Texas 79701, or at such other place as Purchaser and Seller mutually agree.  The purchase and sale will be effective as of 12:01 a.m. on the Closing Date.

           2.02           Closing Transactions. At the Closing, the following will occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(A)
Seller’s Deliveries. Seller shall deliver to Purchaser:(i) assignments from Seller in form satisfactory to Purchaser conveying to Purchaser good and transferable title to the Membership Interests free and clear of all liens, security interests, claims, encumbrances, charges or rights of third parties; (ii) the Non-Competition Agreement (as defined in Section 4.04); (iii) the resignations of all officers and directors, if any, of each of the Purchase Entities; (iv) certified copies of resolutions of Tidelands Oil & Gas Corporation ("Tidelands") authorizing Arrecefe Management LLC, as General Partner of Seller, to execute and deliver this Agreement, and complete the transactions contemplated herein; (v) certified copies of resolutions of Tidelands approving the Non-Competition Agreement and the transactions contemplated therein; (vi) releases of the liens and the guaranty described in Exhibit 3.01(O); and (vii) such other documents as are set forth in Section 5.01(D) (collectively, the “Seller’s Ancillary Documents”).

(B)
Purchaser’s  Deliveries. Purchaser shall deliver to Seller the:  (i) the Purchase Price by wire transfer of immediately available funds to the bank account designated in writing by Seller to Purchaser; (ii) the Throughput Payment Agreement; and (iii) such other documents as are set forth in Section 5.02(D) (the “Purchaser Ancillary Documents,” together with the Seller’s Ancillary Documents, referred to herein as the “Ancillary Documents”).

(C)	Closing Settlement Statement. Seller and Purchaser shall execute and deliver a Closing Settlement Statement prepared in accordance with Section 1.03(B).

3.           REPRESENTATIONS AND WARRANTIES

           3.01           Seller’s Representations and Warranties. All references herein to “the best of Seller’s knowledge” means only those matters within the actual knowledge of Mr. James Smith, President and CEO of the general partner of Seller or Mr. Robert Dowies, Vice President of the general partner of Seller on or before the Closing Date.  Seller represents and warrants to Purchaser as follows:

(A)	Seller’s Organization. Seller is a limited partnership which has been duly organized, is validly existing and is in good standing under the laws of the state of Texas.

(B)
Seller’s Authority. Seller has all necessary power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action and this Agreement has been duly executed and delivered by Seller.

(C)
Enforceability. This Agreement constitutes the legal and binding obligation of Seller, enforceable according to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity). The execution and delivery hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof, and the consummation of the transactions contemplated hereby, will not, result in the creation or imposition of any lien, charge or other encumbrance on the Assets or the Membership Interests.

(D)
Effective Easements and Leases. To the best of Seller’s knowledge, except as provided in Exhibit 3.01(D), the easements, rights-of-way, and surface leases owned by each of the Purchase Entities are in full force and effect, and are valid and subsisting.

(E)
No Litigation or Bankruptcy.  Other than Claims (as defined in this Section 3.01(E)) that might be asserted in connection with those pending issues or matters listed on Exhibit 3.01(E), there are no Claims, actions, suits, demands or proceedings, pending or, to the best of Seller’s knowledge, threatened, against Seller or each of the Purchase Entities or the Assets in any court or before any arbitrator or before any federal, state, county, municipal, or other governmental authority or judicial regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal, or quasi-governmental authority having or asserting jurisdiction (in the past, present or future) over any portion of the Assets or any Party to this Agreement or any of the transactions or matters contemplated by this Agreement or any Ancillary Documents (collectively, “Governmental Authority”) or agency which in any manner raises any material question affecting each of the Purchase Entities or the Assets or the validity or enforceability of the this Agreement or any other material agreement or instrument to which Seller is a party or by which they are bound that is to be used in connection with, or is contemplated by, this Agreement.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the best of Seller’s knowledge, threatened against Seller or each of the Purchase Entities.  As used in this Agreement, “Claims” means any and all losses, costs, expenses, liabilities, claims, demands, causes of action, penalties, fines, assessments, settlements, damages, and any related expenses of whatever kind or nature, including, without limitation, reasonable attorneys’ fees, expert witness fees, accounting, consulting, and investigation expenses and litigation costs.

(F)
No Brokers’ Fees. All negotiations on behalf of Seller relating to this Agreement and any transactions contemplated hereby have been carried on by Seller and their agents directly with Purchaser without the intervention of any other person or entity in such manner as to give rise to any enforceable claims against Seller, each of the Purchase Entities or Purchaser for a brokerage commission, finder’s fee or like payment in connection with the consummation of the transactions contemplated herein.

(G)
No Violation of Contractual or Legal Restrictions. Other than as set forth on Exhibit 3.01(G), the execution, delivery and performance of this Agreement and the documents necessary to consummate the transactions contemplated herein, to the best of Seller’s knowledge, do not conflict with or violate:  (i) any material agreement or instrument to which Seller or any of the Purchase Entities is a party or by which Seller or any of the Purchase Entities is bound; and (ii) any law, rule, regulation, ordinance, judgment, decree or order to which Seller or any of the Purchase Entities is subject.

(H)
Membership Interests. Seller: (i) owns all of the issued and outstanding membership interests in the Purchase Entities; and, following the termination of the agreement(s) set forth in Exhibit 3.01(G), (ii) will have the right and power to sell, transfer and assign same as contemplated by this Agreement. The Membership Interests are duly authorized, validly issued and were not issued in violation of any preemptive rights. There are no other membership or other ownership interest of the Purchase Entities authorized, issued, outstanding or reserved for any purpose. Except as set forth in Exhibit 3.01(G), there are no: (i) existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the Membership Interests or any other membership, partnership or ownership interest of the Purchase Entities, obligating Seller or any of the Purchase Entities to issue, transfer or sell, or cause to be issued, transferred or sold, any of the Membership Interests or any other authorized membership, partnership or ownership interests of the Purchase Entities; (ii) outstanding securities of Seller or any of the Purchase Entities that are convertible into or exchangeable or exercisable for any membership, partnership or ownership interests of the Purchase Entities; or (iii) other than this Agreement, contracts, agreements or arrangements of any kind relating to the issuance or sale of any of the Membership Interests.

(I)
Real Property. All rights, titles and interests, if any, of each of the Purchase Entities in real property are described in Exhibit 3.01(I).  Except as described in Exhibit 3.01(I), none of the Purchase Entities has any right, title or interest in any real property.  Except as set forth in Exhibit 3.01(I)(2), each lease held by the Purchase Entities with respect to real property is in full force and effect, with all lease payments due to date on each such lease having been paid, and there exists no event of default under any such lease.

(J)
Environmental Representations. For purposes of this Agreement, the term “Environmental Laws” means any federal, state or local law, rule, regulation, order, decree, or judicial or administrative decision of any Governmental Authority relating to, governing or designed to protect human health, natural resources or the physical environment, or regulate the generation, production, storage, transportation, or disposition of hazardous wastes or substances, toxic wastes or substances, or any other pollutant, including, but not limited to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), (42 U.S.C.  §§9601 et seq.), the Resource Conservation and Recovery Act of 1976 (“RCRA”) (42 U.S.C.  §§6901 et seq.), the Clean Water Act (33 U.S.C.  §§466 et seq.), the Safe Drinking Water Act (14 U.S.C.  §§1401-1450), the Hazardous Materials Transportation Act (49 U.S.C.  §§1801 et seq.), the Toxic Substance Control Act (15 U.S.C.  §§2601-2629), the Clean Air Act (42 U.S.C.  §§7401 et seq.) as amended, and the Clean Air Act Amendments of 1990.  To the best of Seller’s knowledge, each of the Purchase Entities is in full compliance with, and has not been and is not in material violation of or liable under, any Environmental Laws.  Other than as set forth on Exhibit 3.01(J), there is no action, suit, demand or proceeding, pending or, to the best of Seller’s knowledge, threatened, against Seller or either of the Purchase Entities or the Assets in any court or before any arbitrator or Governmental Authority with regard to:  (i) compliance of the Assets with any environmental protection, pollution, land use or other laws, rules, regulations, order or requirement, including, but not limited to, those pertaining to the handling, generating, treating, storing or disposing of any hazardous waste or substance; (ii) the environmental condition of the Assets; or (iii) the existence of any condition or substance that could cause liability under any environmental laws.

(K)
Formation and Qualification of the Purchase Entities. Each of the Purchase Entities is a limited liability company which has been duly organized, is validly existing and is in good standing under the laws of the state of Texas.  None of the Purchase Entities is: (i) qualified to do business in any other state of the United States of America or in the United Mexican States; or (ii) engaged in, or has engaged in, any activity which would require qualification in any other state of the United States of America or in the United Mexican States.

(L)
Financial Information; No Material Change. Seller has furnished to Purchaser copies of the following financial statements prepared in accordance with generally accepted accounting principles applied on a consistent basis in all material respects to those applied in the preceding period (“GAAP”), all of which reflect the financial performance of the Assets only: (i) unaudited balance sheets of the Assets as of December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007; (ii) unaudited income statements for the Assets for the years ended December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007.  Such financial statements are correct and complete in all material respects and fairly present the financial condition, assets and liabilities of the Purchase Entities related to the Assets as of the dates specified therein and the results of the operations of the Assets for the periods indicated.  Since December 31, 2007, there has been no material change in the business, properties, assets or financial condition of the Assets as reflected in the financial statements.  Except as set forth on Exhibit 3.01(L), to Seller’s knowledge (and Seller has no reasonable ground to know otherwise), there is no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement required by GAAP to be reflected, reserved against or given effect to in the financial statements, except for liabilities incurred in the ordinary course of business which, individually or in the aggregate, would not have a material adverse effect upon any of the properties that are material to the financial condition or operation of the Assets.

(M)	Tax Returns and Payments.

(i)
All “Income Tax Returns” and all “Other Tax Returns” (as those terms are defined in Section 4.02(E)) for the Purchase Entities for all periods ending on or prior to the Closing Date, required to be filed by or with respect to the Purchase Entities have been or will be timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. Except for “Taxes” (as that term is defined in Section 4.02(E)) due with respect to Tax Returns that will be paid by the Seller, all Taxes due from or with respect to the Purchase Entities ending on or prior to the Closing Date, to the extent such Taxes would be payable by the Purchase Entities, have been fully paid or are, in Seller's best estimate, adequately reflected in the financial statements of the Purchase Entities.

(ii)
Seller has not received any written notice of nor has knowledge of a claim against the Purchase Entities for any Taxes, and no assessment, deficiency or adjustment has been asserted or, to the best of Seller’s knowledge, proposed, with respect to any Tax Return of or with respect to the Purchase Entities.

(N)
Intellectual Property. Other than as may exist at common law, none of the Purchase Entities either own or have applied for any patents, patent applications, patent licenses, trademarks, trademark applications or trademark licenses.  To the best of Seller’s knowledge, there are no:  (i) infringements or claimed infringements by any of the Purchase Entities of any patent rights, trademarks or trademark rights of others; or (ii) infringements of the patent or patent rights, trademarks or trademark rights owned by or under license to any of the Purchase Entities.

(O)
Title to Assets. Except for the liens described in Exhibit 3.01(O) under the heading “Liens to be Released at Closing” (which liens will be released on the Closing Date), neither the Membership Interests, nor the Assets is subject to any mortgage, pledge, lien, security interest, lease charge, or conditional sale or other title retention agreements, except for imperfections of title to, or liens, easements, rights-of-way or encumbrances on the Assets only which do not materially affect the marketability of the Assets subject thereto and which do not materially impair the present use of the Assets subject thereto.  Except as set forth in Exhibit 3.01(O), The Purchase Entities have sufficient title to their respective real property interests included in the Assets to enable them to own and operate their interests in real property and to receive the material economic benefit thereof without interference.

(P)
Subsidiaries. Neither of the Purchase Entities has any direct or indirect ownership interest, whether by way of stock ownership or otherwise, in any corporation, partnership, limited liability company, firm, association or other business enterprise.

(Q)
Material Contracts. Attached hereto as Exhibit 3.01(Q) is a list of all contracts, agreements and other documents (the “Material Contracts”) (other than interests in easements, leases, and real property) to the best of Seller’s knowledge, to which Seller or any of the Purchase Entities is a party, or by which it is bound, that are material to the operation of the Assets.  Except as noted on Exhibit 3.01(Q), to the best of Seller's knowledge, each such contract is in full force and effect and, the parties thereto are neither in default thereunder nor has any event occurred that could, with notice or the passage of time or otherwise, be reasonably expected to give rise to an event of default thereunder by any party thereto.  Without limitation of the foregoing, there are no contracts, agreements or other documents between Seller or any of its affiliates and any of the Purchase Entities for which any of the Purchase Entities will have any liabilities or obligations after the Closing.

(R)
Insurance. The Assets have been continuously insured against such risks and in such amounts normally insured against by companies of the same type and in the same line of business as the Purchase Entities.  No notice of cancellation, nonrenewal or material increase in premiums has been received by any of the Purchase Entities or Seller with respect to such policies.  To Seller’s knowledge, neither any of the Purchase Entities nor Seller is in material default with respect to any provision contained in any such policies or binders.  To Seller’s knowledge there has not been any failure to give notice or to present any claim relating to the business or the assets of the Purchase Entities under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder.  There are no outstanding unpaid premiums (except premiums not yet due and payable).  To Seller’s knowledge no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy or binder has been received by Seller or any of the Purchase Entities as of the date hereof.

(S)
Officers and Employees. All employees working on the Assets are employed by Seller, an agent of Seller, or a subsidiary or an affiliate of Seller other than the Purchase Entities.  None of the Purchase Entities has, and since its respective date of organization has had, any employees or been a party to any of the matters which are contained in (i), (ii) and (iii) below and which any of the Purchase Entities would be obligated to perform:  (i) any employment agreement; (ii) any plan, contract or arrangement providing for bonuses, stock options, deferred compensation, profit sharing or the like for any officer or employee; or (iii) any employee retirement, welfare, vacation, or other benefit plans, agreements, practices, programs, or arrangements.

(T)
Compliance with Law. Except for matters related to Environmental Law, which matters are exclusively dealt with in Exhibit 3.01(J), to the best of Seller’s knowledge, neither the Purchase Entities, Seller, nor any affiliate thereof, is in violation of any applicable law relating to or affecting the operation, conduct or ownership of the Assets, except where such violation is not likely to have a material adverse effect on the holder of the Assets, its business or its material assets.

(U)
Governmental Approvals; Third Party Consents. To the best of Seller’s knowledge, no approval or authorization of any Governmental Authority or third party consent is required in connection with the execution and delivery of this Agreement by, or the consummation of the transactions contemplated in this Agreement by, Seller.

(V)
Permits and Franchises. To the best of Seller’s knowledge, each of the Purchase Entities holds such franchises, certificates of public convenience and necessity, licenses, permits, consents, authorizations and orders of governmental authorities as are necessary to own and operate the Assets as they are presently owned and operated.

(W)
Presidential Permit. Reef International is in full compliance with all terms and conditions of the Presidential Permit granted to Reef International under F.E.R.C.  Docket No.  CP02-74-000, dated May 30, 2002, (the “Presidential Permit”).  Neither Reef International nor Seller has received any notice of any violation of the Presidential Permit, or of any violation of the Presidential Permit, or any past, present or future events which may interfere with continued compliance with the Presidential Permit.

(X)	No Mexican Assets. None of the Purchase Entities owns, or has owned, any real or personal property located in the United Mexican States.

(Y)	Ad Valorem Taxes. All Ad valorem taxes on the Assets have been paid in full for all years through 2007.

           3.02           Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller as follows:

(A)	Purchaser’s Organization. Purchaser has been duly organized, is validly existing and is in good standing under the laws of the state of Texas, and is qualified to do business in Texas.

(B)
Purchaser’s Authority. Purchaser has all necessary corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action and this Agreement has been duly executed and delivered by Purchaser.

(C)
Enforceability. This Agreement constitutes the legal and binding obligation of Purchaser, enforceable according with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity).  The execution and delivery hereof by Purchaser does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, result in the creation or imposition of any lien, charge or other encumbrance on the Assets.

(D)
No Violation of Contractual or Legal Restrictions. The execution, delivery and performance of this Agreement and the documents necessary to consummate the transactions contemplated herein do not conflict with or violate any:  (i) agreement or instrument to which Purchaser or any subsidiary or affiliate thereof is a party or by which Purchaser or any subsidiary or affiliate thereof is bound; or (ii) law, rule regulation, ordinance, judgment, decree, or order to which Purchaser or any subsidiary or affiliate thereof are subject.

(E)
No Litigation or Bankruptcy. There is no action, suit, demand or proceeding pending, or to the best of Purchaser’s knowledge, threatened, against Purchaser, or any affiliate thereof in any court or before any arbitrator or before any Governmental Authority or agency which in any manner raises any material question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which such Party is party or by which it is bound that is to be used in connection with, or contemplated by, this Agreement.  There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by Purchaser or, to the best of Purchaser’s knowledge, threatened against Purchaser.

(F)
No Broker’s Fees. All negotiations on behalf of Purchaser relating to this Agreement and any transactions contemplated hereby have been carried on by Purchaser and its agents directly with Seller without the intervention of any person or entity in such manner as to give rise to any enforceable claims against Purchaser, the Purchase Entities or Seller for a brokerage commission, finder’s fee or like payment in connection with the consummation of the transactions contemplated herein.

(G)
Independent Evaluation. Purchaser is an experienced and knowledgeable investor in the business of the Purchase Entities, including, without limitation, the gas transportation business, particularly that portion of the business dealing with gas transportation to Mexico.  Purchaser has had access to Seller’s and each of the Purchase Entities’ books, records, files, physical facilities and to the Assets, has had a full and fair opportunity to conduct and has conducted the due diligence with respect to the transactions contemplated by this Agreement which it deems necessary and is satisfied with the results of such due diligence.  Except for the representations contained in Section 3.01 hereof, Purchaser has relied on its own expertise and has engaged, consulted and relied solely upon the expertise and advice of its own legal, tax, environmental, engineering, and other professional counsel concerning the transactions contemplated by this Agreement and involving the Purchase Entities, the Assets, and the value thereof.

(H)
Securities Laws and Purchaser’s Other Dealings. Purchaser has complied with all federal and state securities laws applicable to the purchase of Seller’s interests in the Membership Interests and will comply with such laws if it subsequently disposes of all or any part of such interests.  Purchaser is acquiring the Membership Interests for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, and any other applicable state and federal rules, regulations, and laws pertaining to the distribution of securities.  Purchaser has not sought or solicited, nor is Purchaser participating with, investors, partners, or other third parties in order to close this transaction, and all funds used by Purchaser in connection with the Closing of this transaction are Purchaser’s own funds.

4.           COVENANTS, AGREEMENTS AND ACKNOWLEDGEMENTS

           4.01           Acknowledgements, Covenants and Agreements of Parties.  Each of Seller and Purchaser hereby acknowledge, covenant and agree as follows:

(A)
Information About The Assets and the Purchase Entities. Except as otherwise expressly provided in this Agreement or any instruments and documents executed by Seller in connection herewith, neither Seller nor the Purchase Entities nor any Seller Indemnified Party has made any warranty or representation, express, statutory, implied or otherwise, as to:  (i) the accuracy, completeness, or materiality of any data, information or records furnished or made available to Purchaser (or any affiliate thereof) in connection with Seller, the Purchase Entities or the Assets; (ii) regulatory matters; or (iii) the present or future value of the anticipated income, costs or profits, if any, to be derived from the Purchase Entities, Seller’s interests therein or the Assets.  Any data, information or other records furnished or made available by Seller or the Purchase Entities, have been provided to Purchaser (or any affiliate thereof) only as a convenience and Purchaser’s reliance on or use of the same is at Purchaser’s sole risk.

(B)
No Reliance On Seller As To Quality Or Physical Condition Of Assets. Except as otherwise expressly provided herein, Purchaser is not relying and has not relied on Seller or any other Seller Indemnified Party as to:  (i) the quality, nature, adequacy or physical condition of the Assets; (ii) the quality, nature, adequacy or physical condition of the soil or the existence or condition of ground water at the location of the Assets; (iii) the ad valorem taxes now or hereafter payable on the Assets or the valuation of the Assets for ad valorem tax purposes; (iv) the development potential of the Assets, their merchantability or fitness, suitability or adequacy for any particular purpose; (v) the zoning or other legal status of the Assets; (vi) the compliance of the Assets with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any Governmental Authority, or (vii) the quality of any materials relating in any manner to the Assets.  Except as otherwise provided herein, to the maximum extent permitted by law, Purchaser is purchasing the Purchase Entities specifically and expressly without, and Seller hereby disclaims, any warranties, representations or guaranties of any kind, statutory, oral or written, express or implied, concerning the Assets.  Specifically, but not by way of limitation, Seller disclaims any and all implied warranties, including, but not limited to, any implied warranties of merchantability or fitness for a particular purpose, which relate to the physical conditions of the Assets.  Purchaser has inspected the Assets and is satisfied as to the physical and environmental condition (both surface and subsurface) of the Assets.  The Assets are being accepted by Purchaser on an “as is,” “where is,” and “with all faults” basis, based on the condition and location of the Assets at the time made available for inspection by Purchaser or Purchaser’s representatives or agents in connection with purchaser’s due diligence investigations; subject, however, to deterioration, obsolescence, and movement in the ordinary course of business.

(C)
No Liens or Limitations. Nothing contained in this Agreement or the Ancillary Documents shall be construed as or be deemed to:  (i) grant Seller a lien upon the Membership Interests or the Assets; or (ii) be a limitation on the rights of Purchaser to sell, assign, encumber or otherwise dispose of all or any portion of the Membership Interests or the Assets without the consent of the Seller; provided, however, Purchaser shall remain liable for all of its duties, obligations and covenants under this Agreement and the Ancillary Documents after any such sale, assignment, encumbrance or other disposition.

           4.02           Preparation of Tax Returns; Tax Covenants. »

(A)	Tax Returns.

(i)
Seller shall be responsible for preparing and timely filing all federal, state, local and foreign Tax Returns of the Purchase Entities, if any, that are due on or before the Closing Date, or which relate to Tax periods ending on or before the Closing Date, but which are due after that date.  In order for Seller to fulfill its obligations under this paragraph, Purchaser shall provide Seller with all access to the Purchase Entities’ books and records after the Closing Date upon reasonable request by Seller.

(ii)
Upon the request of Purchaser, Seller shall, without charge, provide to Purchaser the federal Income Tax basis of the Assets, as adjusted, through the Closing Date and before any adjustments to be made by Purchaser under Section 754 of the Code.

(B)
Audits and Inquiries. Purchaser shall provide Seller with prompt written notice of any inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service (“IRS”) or any other income tax authorities, which relate to the Purchase Entities for any income tax period ending on or before the Closing Date.  Unless any such inquiry, audit, examination or proposed adjustment would involve a Liability Issue as described in Section 4.02(C) (iv), Purchaser has the sole right, at its sole cost and expense, to represent the interests of the Purchase Entities in any Income Tax audit or administrative proceeding relating to any Income Tax period beginning after the Closing Date, to employ counsel of its choice at its cost and expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such Income Tax periods; provided, that Purchaser shall inform Seller of the status of any such proceedings, shall provide Seller (at Purchaser’s cost and expense) with copies of any pleadings, correspondence, and other documents as Seller may reasonably request, and shall consult with Seller and obtain the written consent of Seller, such consent not to be unreasonably withheld, prior to the settlement of any such proceedings.

(C)	Liability Issues and Proceedings.

(i)
Except as provided in Section 1.03(E), Purchaser has no liability for, and Seller shall be solely responsible for and shall pay, all Taxes, including but not limited to accrued and unpaid Taxes, (and any costs or expenses connected therewith) relating to the business or operations of the Purchase Entities and the Assets for all Tax periods ending on or before the Closing Date, and shall indemnify and hold harmless Purchaser and the Purchase Entities with respect thereto.

(ii)
Seller has no liability for, and Purchaser shall be solely responsible for and shall pay, all Taxes (and any costs or expenses connected therewith) relating to the business or operations of the Purchase Entities and the Assets for all Tax periods ending after the Closing Date, and shall indemnify and hold harmless Seller with respect thereto.

(iii)
Except as otherwise set forth in this Agreement, to the extent any refunds or credits with respect to Taxes paid by the Purchase Entities or any of their affiliates are attributable to Tax periods ending on or before the Closing Date, such refunds or credits shall be for the account of Seller.  Any refunds or credits with respect to Taxes paid by the Purchase Entities for any Tax period ending after the Closing Date, shall be for the account of Purchaser.  Purchaser shall cause the Purchase Entities to forward to Seller or to reimburse Seller for any such refunds or credits for the account of Seller within 10 business days from receipt or application thereof by Purchaser or the Purchase Entities.  Seller shall forward to Purchaser or reimburse Purchaser for any refunds or credits for the account of Purchaser within 10 business days from receipt or application thereof by Seller.  Any refunds or reimbursements not made within the 10 business day period specified above shall bear interest from the date received or applied by the refunding or reimbursing party at the prime rate as published in the Money Rates section of the Wall Street Journal on the first business day of each month.

(iv)
Purchaser shall provide Seller with prompt notice of any inquiries, audits, examinations or proposed adjustments by the IRS or any Tax authorities, which relate to Taxes which could give rise to a liability of Seller to Purchaser under this Agreement (a “Liability Issue”).

(D)
Preparation and Filing of 1099s. Seller will be responsible for the preparation and filing of all 1099 federal tax reporting through the Closing Date.  Purchaser will be responsible for the preparation and filing of all 1099 federal Tax reporting after the Closing Date.

(E)
Tax Matters Definitions. As used in this Agreement:  (i) “Taxes” (or “Tax”) means all federal, state, county, local, foreign, territorial, and other taxes, imposts, charges, fees, levies, and duties (including, without limitation, income, profits, premium, estimated, excise, tollgate, sales, use, license, occupancy, gross receipts, franchise/margin (including but not limited to, any franchise or margin taxes imposed on the Purchase Entities under Chapter 171 of the Texas Tax Code), ad valorem, severance, capital levy, production, transfer, gain, withholding, employment and payroll related, and property taxes, import duties, and other governmental charges and assessments), whether attributable to statutory or non-statutory rules and whether or not measured in whole or in part by net income, and including interest, additions to tax or interest, and assessments and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment relating to any of the foregoing; (ii) “Income Taxes” (or “Income Tax”) means all Taxes based upon, measured by, assessed or imposed upon gross or net income; (iii) “Other Taxes” means any Taxes other than Income Taxes; (iv) “Tax Return” means any and all reports, returns, declarations, schedules, information returns, statements, or other information required to be supplied to a taxing or Governmental Authority respect to any Tax or Taxes, including without limitation any individual, combined or consolidated return; (v) “Income Tax Return” means any Tax Return relating to Income Taxes; and (vi) “Other Tax Returns” means all Tax Returns other than Income Tax Returns.

(F)
Sales Taxes.  Both parties believe this transaction is exempt from sales tax.  If, however, any sales tax results from the sale of the Membership Interests, Purchaser shall be responsible for those taxes.

           4.03           Preservation of Books and Records. For a period of five years after the Closing Date, each Party shall provide the other (and its officers, employees and representatives) with access to its books and records that pertain to each of the Purchase Entities and the Assets, upon reasonable advance notice and at reasonable times during regular business hours, at the requesting Party’s sole cost and expense.

           4.04           Non-Competition Agreement. In order to induce Purchaser to enter into this Agreement and to pay the Purchase Price, effective as of the Closing Date, Seller agrees to execute and deliver a Non-Competition Agreement in the form of Exhibit 4.04 (the “Non-Competition Agreement”).

5.           CONDITIONS TO CLOSING

           5.01           Conditions to the Obligations of Purchaser. The obligations of Purchaser to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Purchaser:

(A)
Compliance. (i) Seller has performed, satisfied and complied with its covenants and agreements contained herein; (ii) each of Seller’s representations and warranties contained in Section 3.01 must be true and correct in all material respects on and as of, the Closing Date; and (iii) each of the conditions specified in this Section 5.01 has been satisfied or waived.

(B)	No Orders. The Closing will not violate any order or decree of any court or any Governmental Authority having jurisdiction over the transactions contemplated by this Agreement.

(C)
Absence of Litigation. No material action, suit, proceeding or investigation pertaining to the transactions contemplated by this Agreement or to their consummation, has been instituted or threatened by any third party.

(D)
Third Party Consents. All necessary agreements, consents and approvals of any persons or entities to the consummation by Purchaser of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by this Agreement, have been received and shall be in a form and substance reasonably satisfactory to Purchaser.

(E)
Performance by Seller. Seller has: (i) performed its obligations under Section 2.02 of this Agreement; and (ii) provided Purchaser with all additional documentation as Purchaser reasonably deems necessary to evidence Seller’s compliance with this section.

           5.02           Conditions to the Obligations of the Seller. The obligations of Seller to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing by Seller:

(A)
Compliance. (i) Purchaser has performed, satisfied and complied with its covenants and agreements contained herein; (ii) each of Purchaser’s representations and warranties contained in Section 3.02 must be true and correct in all material respect on and as of, the Closing Date; and (iii) each of the conditions specified in this Section 5.02 hereof has been satisfied or waived.

(B)	No Orders. The Closing will not violate any order or decree of any court or governmental body having competent jurisdiction over the transactions contemplated by this Agreement.

(C)
Absence of Litigation. No material action, suit, proceeding or investigation pertaining to the transactions contemplated by the Agreement has been initiated or threatened on or before the Closing Date by any third party.

(D)
Third Party Consents. All necessary agreements, consents and approvals of any persons or entities to the consummation by Seller of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by this Agreement, have been received and are in form and substance reasonably satisfactory to Seller.

(E)
Performance by Purchaser. Purchaser has performed its:  (i) obligations under Section 2.02 of this Agreement; and (ii) provided Seller with all additional documentation as Seller reasonably deems necessary to evidence Purchaser’s compliance with this section.

6.           SURVIVAL AND INDEMNIFICATION

           6.01           Indemnification of Purchaser. Subject to Section 6.02, Seller agrees to indemnify Purchaser and Purchaser’s affiliates and the representatives, officers, directors, employees and agents, of such entities (collectively, the “Purchaser Indemnified Parties”) against, any Claims sustained or incurred by any of the Purchaser Indemnified Parties arising out of or resulting from any inaccuracy or breach of any of the representations, warranties or covenants made by Seller herein; provided that in no event shall Seller be liable for an amount in excess of the amount actually received by it pursuant to Section 1.03.

           6.02           Indemnification of Seller. Subject to Section 6.01, Purchaser agrees to indemnify Seller, Seller’s affiliates, and the benefit plans of Seller and Seller’s affiliates and the representatives, officers, directors, employees and agents of such entities and plans (collectively, the “Seller Indemnified Parties”) against, any Claims sustained or incurred by any of the Seller Indemnified Parties arising out of or resulting from:  (i) any inaccuracy or breach of any of the representations, warranties or covenants made by Purchaser herein; or (ii) any act or occurrence relating to the ownership and operation of the Assets, or operation of the Purchase Entities, on or after the Closing Date, except to the extent that any such act or occurrence pertains to a breach by Seller of a representation, warranty or covenant set forth in this Agreement.  Except as expressly provided otherwise herein, each obligation of indemnification and defense undertaken by Purchaser under this Agreement or any Ancillary Document will survive Closing and will survive any disposition or sale by Purchaser of any or all of the Assets or the Membership Interests and will further survive any dissolution, merger, liquidation or winding up of the Purchase Entities or Purchaser.  The rights and entitlements of the Seller Indemnified Parties derived under this Agreement are cumulative and not alternative to any other rights and remedies under other provisions of this Agreement or otherwise existing at law or in equity.  If Purchaser disposes, transfers, assigns or sells all or any portion of the Assets or the Membership Interests, Purchaser will remain liable under this Agreement and the Ancillary Documents to the Seller Indemnified Parties.

           6.03           Indemnification Procedures. The indemnification obligations of Seller and Purchaser under this Agreement arising from liability asserted by a third party (“Third Party Claim”) will be asserted and resolved as follows:

(A)
Indemnity Definitions. A Party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly notify in writing the other Party (the “Indemnifying Party”) of the Third Party Claim which has given rise to a right of indemnification under this Agreement, describing in detail the nature of the Third Party Claim and the agreement, representation or warranty with respect to which the Third Party Claim is made, the facts giving rise to the Third Party Claim and the amount (to the extent then determinable) of liability for which indemnity is asserted (the “Claim Notice”).  The Indemnifying Party shall promptly after receipt of the Claim Notice:  (i) at the sole cost and expense of the Indemnifying Party, defend the Indemnified Party against such Claim; or  (ii) if the Indemnifying Party denies responsibility, promptly so notify the party claiming indemnification.

(B)
Indemnifying Party Defends. The Indemnifying Party will have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim.  The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest and to provide witness and other support at the sole cost and expense of the Indemnifying Party.  At its expense, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this section, and may not consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  Subject to the foregoing provisions, no Party will, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create liability for, or attach liability or obligation to, the other Party.

(C)
Indemnified Party Defends. If the Indemnifying Party wrongfully fails to diligently defend or settle the Third Party Claim, or in the event that counsel to the Indemnified Party determines that there exists a conflict of interest that requires the Indemnified Party to obtain separate counsel, then the Indemnified Party will have the right to assume or participate in the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party, unless it is ultimately determined that such Indemnified Party was not entitled to indemnification pursuant to this Agreement.  However, an Indemnifying Party will never have the obligation to pay the costs and expenses of more than one other law firm (in addition to counsel of the Indemnifying Party) with respect to the Indemnified Party in connection with a particular Third Party Claim.

           6.04           Survival.

(A)
Representations and Warranties. The representations and warranties of Seller and Purchaser contained in Sections 3.01 and 3.02, respectively, will survive the Closing for a period of two years after the Closing Date.

(B)
Covenants. Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement and any Ancillary Document, including, but not limited to those in Section 4.04, Article 6 and Article 7, will survive the Closing and remain in effect.  Notwithstanding anything to the contrary in this Agreement, the terms and conditions of Sections 7.06, 7.13 and 7.16 will survive termination of this Agreement.

7.           MISCELLANEOUS

7.01          Expenses. Except as may be otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Purchaser or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, attorneys’ fees and legal, accounting and environmental consulting fees, costs and expenses.

           7.02           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when received if sent by registered or certified mail, return receipt requested, by reputable overnight delivery service, or by facsimile (with the transmission confirmed), to the Parties at the following addresses (or at such other address as a Party may specify by like notice):

(A) If to Seller:	Reef Ventures, L. P.
c/o Tidelands Oil & Gas Corporation
1862 W. Bitters, Bldg. 1
San Antonio, Texas 78248
Attention: James B. Smith
Fax: (210) 764-2809

with a copy (which shall not constitute notice) to:	David J. Cibrian
Strasburger & Price, LLP
300 Convent Street, Suite 900
San Antonio, Texas 78205-3715
Fax: (210) 258-2716

(B) If to Purchaser:	West Texas Gas, Inc.
211 North Colorado
Midland, Texas 79701-4696
Attention: J.L. Davis
Fax: (432) 682-4024

with a copy (which shall not constitute notice) to:	Russell W. Neisig
Bullock, Scott, Neisig, Morgan,
Leeton & Strauss, P.C.
500 West Texas, Suite 700
Midland, Texas 79701-4200
Fax: (432) 683-2658

           7.03           Amendment.  This Agreement may not be amended, nor may any rights hereunder be waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

           7.04           Headings.  The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect any of the terms or provisions of this Agreement.

           7.05           Usage.  References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine or neuter, singular or plural, individuals, partnerships or corporations.  Unless otherwise indicated, the terms “herein,”  “hereunder” and “hereof” used in this Agreement refer to this Agreement and not to a particular section of this Agreement.

           7.06           Venue and Governing Law.  This Agreement and the transactions contemplated hereby will be construed in accordance with, and governed by, the laws of the state of Texas, regardless of such state’s choice of law principles.  The venue for any action, litigation or lawsuit involving this agreement and the transactions contemplated hereby will be in the courts of the state of Texas situated in Midland County, Texas, or if federal jurisdiction exists and the party bringing the action so chooses, then in the United States District Court for the Midland-Odessa Division of the Western District of Texas.

           7.07           Entirety.  This Agreement (including the exhibits hereto) and the Ancillary Documents, when read together, constitute the entire understanding between the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.  In the event of a conflict or inconsistency between this Agreement, on the one hand, and any Ancillary Document, on the other hand, the terms and conditions of this Agreement controls.  No material representation, warranty, covenant, agreement, promise, inducement or statement, whether oral or written, has been made by Seller or Purchaser and relied upon by the other that is not set forth in this Agreement or in the instruments referred to herein.  Neither Seller nor Purchaser will be bound by or liable for any alleged representation, warranty, covenant, agreement, promise, inducement or statement not so set forth.

           7.08           Assignment. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  Neither Party may assign all or any portion of its respective rights, or delegate any portion of its duties hereunder, without the prior written consent of the other, such consent not to be unreasonably withheld.

           7.09           Subsequent Notification. Purchaser agrees that it shall timely notify Seller in writing of their receipt, after the Closing Date, of any instrument, notification or other document affecting the Assets while owned, directly or indirectly, by Seller.  Seller agrees that it shall timely notify Purchaser in writing of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Assets while owned, directly or indirectly, by Purchaser.

           7.10           Subsequent Filings. Effective on the Closing Date, Purchaser shall file, at its own expense, with all applicable regulatory agencies or authorities any such notices or certificates as are necessary to reflect the sale to Purchaser.

           7.11           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

           7.12           Further Assurances. The Parties agree to deliver or cause to be delivered to each other on the Closing Date and at such other times thereafter as shall be reasonably agreed any such additional instrument as either of them may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

           7.13           Expenses of Litigation. If any proceeding is brought by any Party, or its successors or assigns, for the enforcement of this Agreement, or as a result of any alleged dispute, breach, default or misrepresentation by any Party of any of the provisions of this Agreement, the successful or prevailing Party will be entitled to recover its reasonable attorneys’ fees and other costs incurred in pursuing such proceeding, in addition to such other relief to which it may be entitled.

           7.14           Public Announcements. Purchaser and Seller agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party and obtain prior written approval of the other Party of the text of a public announcement or statement to be made.  Nothing contained in this section will be construed to require either Party to obtain approval of the other Party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal Governmental Authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any Governmental Authority or agency having jurisdiction or necessary to comply with disclosure requirements of the New York Stock Exchange, NASDAQ or any applicable securities laws.

           7.15           No Third Party Beneficiaries. Except for the Seller Indemnified Parties and the Buyer Indemnified Parties, who are express third-party beneficiaries of the indemnification provisions of this Agreement, there are no third-party beneficiaries of any of the rights and obligations of either Seller or Purchaser under this Agreement.

           7.16           Waiver of Punitive Damages. To the maximum extent permitted by law, each of the parties knowingly, voluntarily and intentionally waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages, arising out of or in connection with this agreement or the transaction contemplated by this agreement.  But, to the extent that a person is indemnified under this agreement from liability to third parties, such person will be indemnified from any liability to such third party for special, exemplary, punitive or consequential damages.

           7.17           Exhibits Incorporated. Each of the exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

           7.18           Counterpart Execution. This Agreement may be executed by Purchaser and Seller in any number of counterparts, no one of which need be executed by all parties.  Each of such counterparts is an original instrument, and all counterparts together constitute but one and the same instrument.  This agreement will become operative when each Party has executed at least one counterpart.

Agreed to and Accepted:

PURCHASER:

West Texas Gas, Inc.

By: /s/ J.L. Davis

Name: J.L. Davis

Title:  President

SELLER:

Reef Ventures, L.P.

By:   Arrecefe Management, LLC, its general partner

By: /s/ James B. Smith

Name: James B. Smith

Title:  Manager